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                                   Exhibit 99

                         TRUSTCO BANK CORP NY LETTERHEAD

                                October 16, 2000


Lewis, Rice & Fingersh, L.C.
Attention:  John K. Pruellage, Esq.
500 N. Broadway, Suite 2000
St. Louis, Missouri 63102

         Re: Representations Concerning the Proposed Exchange Offer to the Shareholders of, And the Merger with, Hudson River Bancorp, Inc., and the Proposed Merger of Hudson River Bank & Trust Company into Trustco Bank

Ladies and Gentlemen:

         In accordance with your request, TrustCo Bank Corp NY ("TrustCo") hereby makes the following representations in connection with the preparation of your opinion letter as to the federal income tax consequences of the following transaction: (i) our proposed acquisition of all of the issued and outstanding shares of Hudson River Bancorp, Inc. ("Hudson") pursuant to a plan under which we will make a written exchange offer (the "Exchange Offer"), to the shareholders of Hudson to exchange all of their Hudson shares for a combination of shares of TrustCo voting common stock (the "Stock Exchange") and cash, and, as a condition to, and promptly upon the consummation of, the Stock Exchange, TrustCo will cause Hudson to merge into a wholly owned subsidiary of TrustCo ("Holding Company") (the "Holding Company Merger"); and (ii) the proposed merger ("Bank Merger") of Hudson River Bank & Trust Company ("Bank") into Trustco Bank ("Subsidiary") pursuant to an agreement and plan of merger, by and among TrustCo, Hudson, and Holding Company.

         We understand that no shares of TrustCo or Holding Company will be issued in connection with the Bank Merger. For purposes of the following representations, capitalized terms, unless otherwise defined herein, shall have the meaning ascribed to them in the Exchange Offer.

Holding Company Merger Representations

         1. The fair market value of the TrustCo Common Stock and cash received (i.e., Exchange Consideration) by each Hudson shareholder in the Stock Exchange and the Holding Company Merger will be approximately equal to the fair market value of the Hudson Common Stock surrendered in exchange therefor.

         2. TrustCo, or any person related to TrustCo (within the meaning of Treasury Regulations Section 1.368-1(e)(3)), will only acquire Hudson Common Stock in connection with the Stock Exchange and Holding Company Merger for consideration comprised of TrustCo Common Stock and cash, such cash portion not to exceed sixty percent (60%) of the fair market value of the total consideration transferred for each share of Hudson


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Common Stock (excluding cash offered in lieu of fractional shares). TrustCo will not, in connection with the Stock Exchange and Holding Company Merger, assume any liabilities of the shareholders of Hudson. TrustCo will not, in connection with the Stock Exchange and Holding Company Merger, repurchase, redeem or otherwise reacquire TrustCo Common Stock issued to the shareholders of Hudson pursuant to the Stock Exchange and Holding Company Merger, either directly or through a related person (within the meaning of Treasury Regulations Section 1.368-1(e)(3)). TrustCo will not cause, and to the best of its knowledge Hudson will not cause, an extraordinary distribution (within the meaning of Treasury Regulations Section 1.368-1T) with respect to Hudson Common Stock to occur and TrustCo is not aware of any extraordinary distribution with respect to Hudson Common Stock that occurred prior to, or will occur in connection with, the Stock Exchange and Holding Company Merger. TrustCo has not participated, and in connection with the Stock Exchange and Holding Company Merger, will not participate, in a redemption or acquisition of Hudson Common Stock made by Hudson or a person related (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to Hudson. To the best of our knowledge, neither Hudson nor a person related (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to Hudson has effected a redemption or acquisition of Hudson Common Stock in connection with the Stock Exchange and Holding Company Merger.

         3. Holding Company will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Hudson immediately prior to the Stock Exchange and Holding Company Merger. For purposes of this representation, amounts paid by Hudson to dissenters, if any, amounts paid by Hudson to shareholders who receive cash or other property, Hudson assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Hudson immediately preceding the transfer, will be included as assets of Hudson immediately prior to the Stock Exchange and Holding Company Merger.

         4. TrustCo has no plan or intention to liquidate Holding Company; to merge Holding Company with and into another corporation; to sell or otherwise dispose of the stock of Holding Company; or to cause Holding Company to sell or otherwise dispose of any of the assets of Hudson acquired in the Stock Exchange and Holding Company Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         5. Following the Stock Exchange and Holding Company Merger, Holding Company will continue the historic business of Hudson or use a significant portion of Hudson's business assets in a business.

         6. There is no intercorporate indebtedness existing between TrustCo and Hudson or between Holding Company and Hudson that was issued, acquired, or will be settled at a discount.

         7. To the best of our knowledge, Hudson is not under the jurisdiction of a court in a Title 11 or similar case with the meaning of Section 368(a)(3)(A) of the Code.



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         8. The fair market value of the assets of Hudson transferred to Holding
Company will equal or exceed the sum of the liabilities assumed by Holding Company, plus the amount of liabilities, if any, to which the transferred assets are subject.

         9. No stock of Holding Company will be issued in the Stock Exchange and Holding Company Merger.

         10. To the best of our knowledge, the liabilities of Hudson assumed by Holding Company and the liabilities to which the transferred assets of Hudson are subject were incurred by Hudson in the ordinary course of its business.

         11. Prior to the transaction, TrustCo will be in control of Holding Company within the meaning of Section 368(c) of the Code. Section 368(c) of the Code defines "control" as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

         12. Following the transaction, Holding Company will not issue additional shares of its stock that would result in TrustCo losing control of Holding Company within the meaning of Section 368(c) of the Code.

         13. The payment of cash to Hudson shareholders in lieu of fractional shares of TrustCo Common Stock is solely for the purpose of avoiding the expense and inconvenience to TrustCo of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Hudson shareholders instead of issuing fractional shares of TrustCo will not exceed one percent (1%) of the fair market value of the total consideration that will be issued in the transaction to the Hudson shareholders in exchange for their shares of Hudson Common Stock. It is anticipated that the fractional share interests of each Hudson shareholder will be aggregated, and no Hudson shareholder will receive cash in an amount greater to or greater than the value of one full share of TrustCo Common Stock.

         14. The cash portion of the Exchange Consideration will be paid out of the assets of Subsidiary and such cash is not currently required to meet the cash needs of Subsidiary.

         15. TrustCo views the Stock Exchange and Holding Company Merger as interdependent parts of a single transaction and, thus, will not undertake the Stock Exchange unless the Holding Company Merger can be effected.

Bank Merger Representations

         16. Holding Company will acquire and will cause to be transferred to Subsidiary at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to dissenters, if any, amounts paid by Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank immediately prior to the transaction.


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         17. Neither TrustCo nor Holding Company nor Subsidiary has any plan or intention to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business, dispositions in arm's length transactions to avoid duplicative facilities or possible regulatory objections or transfers described in Section 368(a)(2)(C) of the Code.

         18. Bank will distribute any stock, securities, and other property it receives in the transaction, and its other properties, in pursuance of the Bank Merger.

         19. To the best of our knowledge, the liabilities of Bank and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

         20. Following the Bank Merger, the historic business of Bank will be continued or a significant portion of Bank's business assets will be used in a business.

         21. There is no intercorporate indebtedness existing between any of (i) TrustCo, Holding Company or Subsidiary and (ii) Bank that was issued, acquired, or will be settled at a discount.

         22. Neither Holding Company nor Subsidiary owns directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of the Bank.

         23. To the best of our knowledge, Bank is not under the jurisdiction of a court in a Title 11 or similar case with the meaning of Section 368(a)(3)(A) of the Code.

         24. The fair market value of the assets of Bank transferred will equal or exceed the sum of the liabilities assumed, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

Representations Applicable to Both Holding Company Merger and Bank Merger

         25. TrustCo has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

         26. TrustCo, Holding Company, Subsidiary, Hudson, and Bank and the shareholders of Hudson will pay their respective expenses, if any, incurred in connection with the transaction.

         27. TrustCo, Holding Company, Subsidiary, Hudson, and Bank are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         28. The Stock Exchange and Holding Company Merger, and the Bank Merger are being undertaken for the business purposes of enhancing TrustCo's and Hudson's ability to compete under the laws and conditions currently prevailing in the financial services industry and to respond effectively in the future to changing market conditions, as set forth in the Registration Statement on Form S-4 of TrustCo's filed with the Securities and Exchange Commission in connection with the Holding Company Merger.



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         29. None of the compensation received by any shareholder-employees of
Hudson or Bank will be separate consideration for, or allocable to, any of his or her shares of Hudson Common Stock; none of the shares of TrustCo Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to each shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         The above representations are accurate as of the date below and will continue to be accurate through the Expiration Date of the Exchange Offer, and the effective date of the Holding Company Merger and Bank Merger, unless you are otherwise notified by us in writing. The undersigned understands that you will rely on the foregoing in connection with rendering your opinion that will be described in the Exchange Offer.

                                             Very truly yours,

                                             TRUSTCO BANK CORP NY

                                             By:      /s/ Robert T. Cushing
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                                             Title:   Chief Financial Officer
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